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                                   ENDORSEMENT


ENDORSEMENT

     This endorsement is attached to and made part of this Contract as of the date shown below. The Contract is amended as set forth below.

VARIABLE ANNUITY POLICY SPECIFICATIONS

     The MORTALITY AND EXPENSE RISK CHARGE set forth on page 3 is amended to reduce the charge during certain Annuity Options. The Mortality and Expense Risk Charge is deleted in its entirety and replaced with the following:
     1.25% Annually (1.2% Annually during Annuity Options 1 through 4).

     The ADMINISTRATION CHARGE set forth on page 3 is amended to reduce the charge during certain Annuity Options. The Administration Charge is deleted in its entirety and replaced with the following: .15% Annually (0% Annually during Annuity Options 1 through 4).

     The CONTRACT MAINTENANCE CHARGE set forth on page 3 is changed from $30 to $0.

     The SUBACCOUNTS set forth on page 3 are amended to add certain Subaccounts and substitute the SBL Money Market Subaccount for the Prime Obligations Subaccount. The Subaccounts are deleted in their entirety and replaced with the following:

SUBACCOUNTS:

     SBL Money Market Subaccount
     Parkstone Bond Subaccount
     Colonial U.S. Stock Subaccount
     T. Rowe Price Equity Income Subaccount
     SBL Social Awareness Subaccount
     Parkstone Mid Capitalization Subaccount
     Colonial Strategic Income Subaccount
     Parkstone Small Capitalization Subaccount
     Lexington Global Aggressive Bond Subaccount
     Parkstone International Discovery Subaccount
     Newport Tiger Subaccount

TRANSFERS

     The first three paragraphs under "Transfers," page 7, are deleted in their entirety and replaced with the following:

          The Owner may Transfer Contract Value among the Fixed Account and the Subaccounts subject to the following.

          Prior to the Annuity Start Date: The Owner may make 12 Transfers per Contract Year without charge. For each additional Transfer, a $25 charge is deducted from the Contract Value. Transfers are not permitted within 30 days of the Annuity Start Date.

          After the Annuity Start Date: The Owner may make 12 Transfers per Contract Year without charge. Any additional Transfers in a Contract Year are subject to a fee of $25 per Transfer which will be deducted from Contract Value. For Annuity Options 1 through 4, such Transfers must be between Subaccounts.

OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS

     The last sentence of the provision under "Ownership," page 8, is deleted in its entirety and replaced with the following: "No Owner, named in the Contract, may be older than age 90 on the Contract Date."

     The third sentence of the provision under "Annuitant," page 8, is deleted in its entirety and replaced with the following: "No Annuitant may be named who is older than age 90 on the Contract Date."

Form V6052 (10-97)                                                     SP 605221
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WITHDRAWAL PROVISIONS

     The provision under "Free Withdrawals," page 12, is amended by deleting the first sentence in its entirety and replacing it with the following:
     "Beginning in the first Contract Year, one free Withdrawal may be made per Contract Year."

     The provisions under "Free Systematic Withdrawals," page 12, is amended by deleting the second sentence in its entirety and replacing it with the following: "Free Systematic Withdrawals are available beginning in the first Contract Year."

DEATH BENEFIT PROVISIONS

     The provisions under "Stepped-Up Death Benefit," page 13, is deleted in its entirety and replaced with the following:

     1. the largest Death Benefit on any Contract Anniversary that is both an exact multiple of five and occurs prior to the oldest Owner attaining age 76; plus

     2. any Purchase Payments received since the applicable fifth Contract Anniversary; less

     3. any reductions caused by previous Withdrawals since the applicable fifth Contract Anniversary; less

     4.  any Premium Tax.

ANNUITY PAYMENT PROVISIONS

     The following sentence is added to the first paragraph under "Annuity Start Date," page 14: "In any event, the Annuity Start Date must be prior to the oldest Annuitant's ninety-fifth birthday."


                                         SECURITY BENEFIT LIFE INSURANCE COMPANY

                                         ROGER K. VIOLA
                                         Secretary


--------------------------
Endorsement Effective Date
(If Other Than Issue Date)